Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

SABRA CAPITAL CORPORATION

ARTICLE 1

The name of this Corporation is Sabra Capital Corporation (the “Corporation”).

ARTICLE 2

A. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Rd., Suite 400, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is Corporation Service Company.

B. The name and mailing address of the incorporator of the Corporation is: Michael T. Berg, c/o Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, CA 92612.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“DGCL”).

ARTICLE 4

The total number of shares of all classes of stock which the corporation shall have authority to issue is one hundred (100), consisting of one hundred (100) shares of Common Stock, par value $0.01 per share.

ARTICLE 5

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or by the stockholders.

ARTICLE 7

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 8

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE 9

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article 9 shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

Any repeal or modification of this Article 9 shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The provisions of this Article 9 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article 9.

ARTICLE 10

The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article 10 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE 11

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 2nd day of October, 2010.

/s/ Michael Berg
Michael Berg
Incorporator

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